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                                                              Exhibit 8.1

                     [LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP]


                                    March 28, 1997




(212) 351-4000                                                     C 97723-00005



The William Carter Company
1590 Adamson Parkway, Suite 400
Morrow, Georgia  30260


              Re:  10 3/8% Series A Senior Subordinated Notes due 2006


Ladies and Gentlemen:

    At your request, we have examined the Registration Statement on Form S-4, as amended, Registration No. 333-22155 (the "Registration Statement") of The William Carter Company, a Massachusetts corporation (the "Company"), to be filed in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of $100,000,000 aggregate principal amount of the Company's 10-3/8% Series A Senior Subordinated Notes due 2006 (the "New Notes") and the exchange of the New Notes for a like principal amount of the Company's 10 3/8% Senior Subordinated Notes due 2006.

    We hereby confirm our opinions set forth in the Registration Statement under the caption "Certain Federal Income Tax Considerations." Furthermore, it is our opinion that the discussion under the caption "Certain Federal Income Tax Considerations," to the extent it discusses matters of law or legal conclusions, is correct in all material respects.

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    We hereby consent to the filing of this opinion as an Exhibit to the
Registration Statement, and we further consent to the use of our name under the captions "Legal Matters" and "Certain Federal Income Tax Considerations."
 In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.


                             Very truly yours,

                             /s/ Gibson, Dunn & Crutcher LLP

                             Gibson, Dunn & Crutcher LLP